EXHIBIT 99.1

Prab, Inc. Announces Merger Proposal from Inter-Source Acquisition, Inc.
           Formation of Special Committee and Retention of
             Investment Banking Firm and Special Counsel


    KALAMAZOO, Mich.--(BUSINESS WIRE)--Aug. 22, 2003--PRAB, INC. ("Prab") (OTCBB:PRAB), which operates under two divisions, Prab Conveyors and Hapman Conveyors, is a leading provider in the design and manufacture of conveyors, metal scrap reclamation systems, and bulk material handling equipment and systems for a wide variety of industrial markets throughout the world, announced today that it has received a merger proposal from Inter-Source Acquisition, Inc. The proposal, dated August 18, 2003, included in its terms a provision that the shareholders of Prab would be offered a price of $2.25 per share.
    Prab's Board of Directors has formed a special committee of independent directors (the "Special Committee") for the purpose of evaluating strategic alternatives and any offers Prab may receive. Prab has received two (2) previous merger proposals, including a proposal from a company formed by Prab's CEO and President, Gary A. Herder. Prab previously announced these proposals through Form 8-K filings with the Securities and Exchange Commission and press releases.
    Prab also announced today that the Special Committee has retained the investment banking firm Lincoln Partners LLC of Chicago, Illinois to assist the Special Committee in considering strategic alternatives, including a possible sale of Prab. The Special Committee has also retained Varnum, Riddering, Schmidt & Howlett LLP to serve as independent legal counsel to the Special Committee.
    The Special Committee expects that it may in the future receive additional proposals to acquire Prab. The Special Committee intends to proceed with an orderly process of reviewing all current proposals and any additional proposals that it receives, in an effort to maximize shareholder value. This process will involve obtaining confidentiality agreements, distributing due diligence information, potential visits to Prab's facilities and receipt of final proposals from interested parties. The Special Committee expects that the bidding process will be completed by early October 2003. Once the bidding process is completed and if a proposal acceptable to the Special Committee is received, a definitive merger agreement will need to be negotiated with the successful bidder followed by full Board approval and a special meeting of Prab's shareholders to approve the transaction. Information about any proposed transaction will be provided to Prab's shareholders by means of a proxy statement in advance of the shareholder meeting. There can be no assurance, however, that any transaction will occur, and, if any transaction occurs, what the structure or terms of such transaction will be.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Prab's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the risk that Prab may be unable to successfully complete a strategic transaction on terms acceptable to Prab or at all. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see other risk factors detailed from time to time in Prab's periodic reports filed with the Securities and Exchange Commission, and its other filings under the Securities Exchange Act of 1934 Act, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Prab is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.

    CONTACT: Prab, Inc.
             Robert W. Klinge, 269-382-8200